Exhibit 10.1
THIRD AMENDMENT TO THE
CREDIT CARD PROGRAM AGREEMENT
This Third Amendment to the Credit Card Program Agreement (“Third Amendment”) is made and entered into as of August 4, 2009 by and between HSBC Bank Nevada, National Association (“HSBC” or “Bank”), and The Bon-Ton Stores, Inc. (“Bon-Ton”) and amends that certain Credit Card Program Agreement dated as of June 20, 2005, as previously amended (“Agreement”). This Third Amendment is effective as of the 1st day of January, 2009 (“Third Amendment Effective Date”).
WHEREAS, the undersigned parties desire to amend the Agreement.
NOW THEREFORE, in consideration of the mutual promises, covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, HSBC and Bon-Ton do hereby agree as follows:
1. Definition (dd) of Article 1 of the Agreement is deleted and replaced in its entirety to read as follows:
(dd) Reserved.
2. Article 1 of the Agreement is amended by adding the following definitions to the end thereof:
(ggg) “Parisian” means the following retail stores purchased from Belk, Inc. on October 31, 2006:
Store #571 — Livonia, MI
Store #564 — Indianapolis, IN
Store #572 — Rochester Hills, MI
Store #573 — Partridge Creek, Clinton Township, MI
(hhh) “Parisian Account” means an Account arising from an application accepted at a Parisian retail store.
(iii) “Parisian Card Sale” means any sale of Goods that Bon-Ton or any of its Affiliates makes to a Cardholder pursuant to this Agreement and the Cardholder Agreement that is charged to a Parisian Account.

(jjj) “Parisian Net Credit Sales” means gross Parisian Card Sales, minus Normal Business Returns and Chargebacks, during the specified period of time that are attributable to Parisian Accounts.
3. Section 2.1(b) of the Agreement is deleted and replaced in its entirety to read as follows:
(b) Program Competitiveness, Goodwill, and Cardholder Satisfaction. Bank will use all commercially reasonable efforts to maintain a competitive private label credit card program in terms of features and functionality based on a comparison to Competing Retail Programs (to the extent the information is publicly available or allowed by Bank’s agreements with such other card programs).
Bank will use all commercially reasonable efforts to manage the Program in a manner that will preserve and enhance goodwill of the Cardholders.
Bank will use all commercially reasonable efforts to monitor Cardholder satisfaction with the Program; provided, however, that if the Operating Committee determines that such efforts include a customer survey, the cost of the survey will be taken from the Marketing Fund Contribution.
4. Schedule 2.1(b)(i) of the Agreement is deleted in its entirety.
5. Schedule 2.4 of the Agreement is amended to read in its entirety as set forth in Schedule 2.4 attached hereto.
6. Section 2.5 of the Agreement is deleted and replaced in its entirety to read as follows:
On the Closing Date, Bank shall pay Bon-Ton the Prepaid Program Payment.
If on the first and any subsequent anniversary of the Effective Date for the Initial Term, the sum of (i) Bon-Ton’s net retail sales, excluding NDSG-related net retail sales, for the immediately preceding twelve (12) months, plus (ii) any Unused Credits, excluding NDSG Unused Credits, plus (iii) for Program Years beginning after the Third Amendment Effective Date, $15,000,000, is 80% or less than Effective Date Sales, Bank shall be entitled to recover and Bon-Ton agrees to pay Bank an amount equal to the product of (i) 1/7th of the Prepaid Program Payment multiplied by (ii) the difference of (A) 1 minus (B) the quotient of the sum of Bon-Ton’s net retail sales for the immediately preceding twelve (12) months plus Unused Credits, such sum divided by the Effective Date Sales. The term “Effective Date Sales” means Bon-Ton’s net retail sales for the twelve (12) months preceding the Effective Date. The term “Unused Credits” means the aggregate amount, if any, that on the first and any subsequent anniversary of the Effective Date for the Initial Term that Bon-Ton’s net retail sales for the immediately preceding twelve (12) months exceeds 110% of the Effective Date Sales, less any amounts used pursuant to this Section 2.5(ii).
If on the first and any subsequent anniversary of the Amendment Effective Time during the Initial Term, the sum of (i) NDSG-related net retail sales for the immediately preceding twelve (12) months, plus (ii) any NDSG Unused Credits, plus (iii) for Program Years beginning after the Third Amendment Effective Date, $25,000,000, is 80% or less than Amendment Effective Time Sales, Bank shall be entitled to recover and Bon-Ton agrees to pay Bank an amount equal to the product of (i) 1/6th of the NDSG Prepaid Program Fee, as defined on Schedule 2.5.1, multiplied by (ii) the difference of (A) 1 minus (B) the quotient of the sum of (x) NDSG-related net retail sales for the immediately preceding twelve (12) months plus (y) NDSG Unused Credits, such result divided by (z) the Amendment Effective Time Sales. The term “Amendment Effective Time Sales” means NDSG-related net retail sales for the twelve (12) months preceding the Amendment Effective Time. The term “NDSG Unused Credits” means the aggregate amount, if any, that on the first and any subsequent anniversary of the Amendment Effective Time during the Initial Term by which NDSG-related net retail sales for the immediately preceding twelve (12) months exceeds 110% of the Amendment Effective Time Sales, less any amounts used pursuant to this Section 2.5.
7. Section 2.7(a) of the Agreement is deleted and replaced in its entirety to read as follows:
(a) Bank will make a Marketing Fund Contribution per Schedule 2.7(a). The Marketing Fund Contribution will be used as directed by the Operating Committee to fund (i) marketing efforts related to the Program including cardholder-exclusive events; (ii) cardholder surveys; and (iii) other marketing support. In addition to the Marketing Fund Contribution, and to further support the marketing of the Program, Bank will provide, at no cost to Bon-Ton, (i) full color billing statements inclusive of relevant personalized messages, (ii) bangtails on remittance envelopes and (iii) a Marketing and Customer Relationship Manager described below in Section 2.7(c). Expenditures in respect of the Marketing Fund Contribution shall be consistent with the marketing plan approved by the Operating Committee and shall require no further approvals of the Operating Committee. Bank shall pay the Marketing Fund Contribution to Bon-Ton no later than immediately after such expenditures are incurred in accordance with the terms of this Section 2.7(a). Any unused portion of the Marketing Fund Contribution shall be addressed as specified in Schedule 2.7(a).
8. Schedule 2.7(a) of the Agreement is amended in accordance with Schedule 2.7(a) attached hereto.
9. Section 2.7(f) of the Agreement is deleted and replaced in its entirety to read as follows:

(f) Reserved.
10. Schedule 2.7(f) of the Agreement is deleted in its entirety.
11. Section 2.13 of the Agreement is deleted and replaced in its entirety to read as follows:
Section 2.13 Promotional Credit Plans.
Bank shall offer and support Bon-Ton’s existing Promotional Credit Plans as of the Effective Date in accordance with this Agreement and, subject to the limitations set forth in this Section 2.13, the cost of maintaining such Promotional Credit Plans shall be borne by Bank. Such Promotional Credit Plans offered shall have terms, duration, and conditions that are at least as favorable to Cardholders as those offered by Bon-Ton prior to the Effective Date. The Year End Settlement Sheet for each Calendar Year shall set forth (i) Average Private Label Receivables, (ii) Average Promotional Credit Plan Receivables, and (iii) the Net Yield for such Calendar Year calculated on all Billed Cardholder Debt.
If the dollar amount of the Average Promotional Credit Plan Receivables as a percentage of the Average Private Label Receivables for such Calendar Year exceeds the High Collar, there shall be included on the Year End Settlement Sheet for such Calendar Year (and Bon-Ton shall pay to Bank within one Month subsequent to such Calendar Year) an amount equal to the product of (a) the ratio of Net Yield to all Billed Cardholder Debt multiplied by (b) the dollar amount by which Average Promotional Credit Plan Receivables for such Calendar Year exceeded the High Collar.
Bank shall offer and support the existing NDSG-related Promotional Credit Plans as of the Amendment Effective Time. Subject to the limitations set forth in this Section 2.13, the cost of maintaining such Promotional Credit Plans shall be borne by Bank. Such Promotional Credit Plans offered shall have terms, duration, and conditions that are at least as favorable to Cardholders as those offered in conjunction with NDSG prior to the Amendment Effective Time. The Year End Settlement Sheet for each Calendar Year shall set forth (i) NDSG-related Average Private Label Receivables, (ii) NDSG-related Average Promotional Credit Plan Receivables, and (iii) the Net Yield for such Calendar Year calculated on all NDSG-related Billed Cardholder Debt.
If the dollar amount of the NDSG-related Average Promotional Credit Plan Receivables as a percentage of the NDSG-related Average Private Label Receivables for such Calendar Year exceeds 200 basis points above the same calculation for the previous Calendar Year, there shall be included on the Year End Settlement Sheet for such Calendar Year (and Bon-Ton shall pay to Bank within one Month subsequent to such Calendar Year) an amount equal to the product of (a) the ratio of

Net Yield to all NDSG-related Billed Cardholder Debt multiplied by (b) the dollar amount by which the NDSG-related Average Promotional Credit Plan Receivables for such Calendar Year exceeds 200 basis points above the same calculation for the twelve (12) months prior to the Amendment Effective Date.
12. The Agreement is amended by adding a new Section 2.17 immediately following Section 2.16 to read in its entirety as follows:
Section 2.17: Certain Loss Sharing.
Bank and Bon-Ton agree to treat certain losses associated with the Program pursuant to, and comply with, the provisions set forth in Schedule 2.17 attached hereto.
13. The Agreement is amended by adding a new Section 2.18 immediately following Section 2.17 to read in its entirety as follows:
Section 2.18: Certain Assumptions.
Each party acknowledges and agrees that Bank has made certain assumptions relating to volume, mix and performance expectations, as set forth in Schedule 2.18. Bank and Bon-Ton agree to comply with the provisions set forth in Schedule 2.18 attached hereto.
14. Paragraph 2 of Schedule 3 is deleted and replaced in its entirety to read as set forth in Schedule 3 attached hereto.
15. Schedule 4.1(h) of the Agreement is amended to read in its entirety as set forth in Schedule 4.1(h) attached hereto.
16. To the extent the provisions of this Third Amendment are inconsistent with the Agreement, as previously amended, this Third Amendment shall govern.
17. This Third Amendment supersedes all prior communications regarding the subject matter hereof, except for risk and account management policies and credit underwriting criteria approved and/or currently in effect as of the execution of this Third Amendment, and shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.
18. If, after the execution of this Third Amendment, Bank institutes a change to its risk and account management policies or credit underwriting criteria that was previously approved by the Operating Committee prior to the execution of this Third Amendment or that was in effect as of the execution of this Third Amendment, Bank shall (i) except in the case of changes required by Applicable Law, provide Bon-Ton with 30 days advance written notice; and (ii) shall, upon request from Bon-Ton, promptly provide to Bon-Ton a certification executed by an officer of Bank with respect to the fact the policy or criteria instituted or to be instituted by Bank with respect to the Bon-Ton portfolio was either approved by the Operating Committee prior to the execution of this Third Amendment or currently in effect as of the execution of this Third Amendment.
19. Except in the case of changes made to comply with Applicable Law, Bank shall give Bon-Ton at least 14 days advance written notice prior to Bank’s implementation of any change decided by the Operating Committee following the execution of this Third Amendment.
20. Subject to the provisions of Schedule 3-20, attached hereto, (a)either party may terminate this Third Amendment (the “Opt Out Right”) by providing written notice to the other party (the “Opt Out Notice”) no earlier than April 1 , 2010 and no later than July 31, 2010, and (b) this Third Amendment shall terminate and be of no further force or effect on the 14th day following delivery of the Opt Out Notice (the “opt Out Effective Date”). The entry into and, if applicable, subsequent termination of this Third Amendment in accordance with this paragraph shall not impact any rights of any party to the Agreement existing prior to the date of this Third Amendment.
21. All capitalized terms not otherwise defined herein shall have the same meaning afforded them in the Agreement, as amended.
22. This Third Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles of Delaware. If any provision of this Third Amendment is contrary to Applicable Law, such provision shall be deemed ineffective without invalidating the remaining provisions hereof.
23. Except as otherwise modified herein, the terms and conditions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereby execute this Third Amendment by their authorized representatives.

The Bon-Ton Stores, Inc.		HSBC Bank Nevada, National Association

By:	/s/ Keith E. Plowman	By:	/s/ Brian Hughes
	Authorized Signature		Authorized Signature

Keith E Plowman		Brian Hughes
Name	(Type or Print)	Name (Type or Print)

Exec. Vice President & CFO		Executive Vice President
Title		Title